                                                                                          Exhibit 99.1

FOR IMMEDIATE RELEASE:	July 18, 2007
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM REPORTS PROFITABLE SECOND QUARTER
ON INCREASED REVENUES AND IMPROVED BOOKINGS

St. Paul, Minn. (7/18/07)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for its second quarter ended June 30, 2007. Income for the quarter was $612,000, or $0.06 per diluted share, on revenue of $5,866,000. This compares to income of $544,000, or $0.05 per diluted share, on revenue of $5,105,000 in the first quarter of this year.

 “The second quarter turned out to be the second largest bookings quarter for Aetrium in over five years, but most of the orders came in toward the end of the quarter resulting in revenues moderately higher than the prior quarter and an improved backlog going into the third quarter,” Joseph C. Levesque, president and chief executive officer, commented. “Our continuing operations were profitable for the seventh consecutive quarter. Our gross profit margin of 50.4% was in our targeted range, although lower than the prior quarter as a result of product mix. We received orders for multiple units of our Model 55V Series of test handlers from our two largest customers, and we added two new customers during the quarter. Orders were primarily from the analog IC manufacturing segment where demand appears to be growing faster than the industry average.”

“Looking forward, however, our visibility has improved only slightly over the first half of 2007,” Mr. Levesque added. “Based on our current backlog we expect that our revenues for the third quarter are likely to be higher than the second quarter, but actual revenues will depend on the timing and volume of new orders received. We believe that inventory and capacity utilization within the IC supply chain changed very little during the second quarter. However, the semiconductor equipment industry is clearly not monolithic, and some IC manufacturers have adjusted to market conditions better and are growing faster than others. We remain very enthusiastic about our current product offerings, the growing acceptance of our new products by a growing customer base, and the longer term prospects for both the IC industry and Aetrium.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended December 31, 2006.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test integrated circuits. The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes. Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM. More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Income
(Unaudited)
(in thousands, except per share data)

	Three Months ended June 30,		Six Months ended June 30,
	2007	2006	2007	2006

Net sales	$5,866	$7,986	$10,971	$14,885
Cost of goods sold	2,912	3,876	5,327	7,369
Gross profit	2,954	4,110	5,644	7,516
Gross profit percent	50.4%	51.5%	51.4%	50.5%

Operating expenses:
Selling, general and administrative	1,523	1,635	2,789	3,262
Research and development	912	831	1,888	1,687
Total operating expenses	2,435	2,466	4,677	4,949

Income from operations	519	1,644	967	2,567
Interest income (expense), net	102	44	203	83
Income before income taxes	621	1,688	1,170	2,650
Income tax expense	(9)	(19)	(14)	(26)
Income from continuing operations	612	1,669	1,156	2,624

Loss from discontinued operations	-	(393)	-	(872)

Net income	$612	$1,276	$1,156	$1,752

Basic income (loss) per share:
Continuing operations	$0.06	$0.17	$0.11	$0.27
Discontinued operations	-	(0.04)	-	(0.09)
Net income	$0.06	$0.13	$0.11	$0.18

Diluted income (loss) per share:
Continuing operations	$0.06	$0.16	$0.11	$0.25
Discontinued operations	-	$(0.04)	-	$(0.08)
Net income	$0.06	$0.12	$0.11	$0.17

Weighted average common shares outstanding:
Basic	10,394	9,980	10,336	9,899
Diluted	10,683	10,607	10,632	10,584

Aetrium Incorporated
Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	June 30,	December 31,
	2007	2006
Assets:
Current assets:
Cash and cash equivalents	$8,660	$8,394
Accounts receivable, net	3,099	2,165
Inventories - operations	7,860	7,263
Inventories - shipped equipment, subject to
revenue deferral	-	100
Other current assets	411	336
Total current assets	20,030	18,258

Property and equipment, net	167	194

Other assets	423	415

Total assets	$20,620	$18,867

Liabilities and shareholders' equity:
Current liabilities:
Current portion of long-term debt	$43	$41
Trade accounts payable	1,301	490
Other current liabilities	1,146	1,825
Total current liabilities	2,490	2,356

Long-term debt, less current portion	35	57

Shareholders' equity	18,095	16,454

Total liabilities and shareholders' equity	$20,620	$18,867